Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

August 21, 2015

Forest City Enterprises, Inc.,

Terminal Tower, 50 Public Square, Suite 1100,

Cleveland, Ohio 44113.

Dear Sirs:

We have acted as your counsel in connection with (i) the proposed merger pursuant to the agreement and plan of merger (the “Merger Agreement”), approved by the Forest City Board of Directors on June 26, 2015, by and among Forest City Enterprises, Inc., an Ohio corporation (“FCE”), Forest City Realty Trust, Inc., a Maryland corporation and a wholly-owned subsidiary of FCE (“Forest City REIT”), FCILP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Forest City REIT (“FCILP”), and FCE Merger Sub, Inc., an Ohio corporation wholly owned in the aggregate by Forest City REIT and FCILP (“FCE Merger Sub”), pursuant to which, if consummated, FCE Merger Sub will merge with and into FCE, with FCE surviving as a subsidiary of Forest City REIT owned by Forest City REIT directly and through Forest City REIT’s interest in FCILP (the “Merger”), and after which, FCE will be converted to a Delaware limited partnership (the “partnership conversion”), and (ii) the filing of the Registration Statement on Form S-4, filed on August 21, 2015 (the “Registration Statement”), by Forest City REIT.

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In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by FCE and Forest City REIT, dated August 21, 2015 (the “Certificates”).

In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are, and will be as of the effective time of the Merger, true, correct and complete, (ii) any and all obligations imposed by the Merger Agreement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms, (iii) the Merger, at its effective time, will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described therein, and (iv) the Certificates have been executed by appropriate and authorized officers of Forest City REIT.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that:

(i)	the Merger and partnership conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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(ii)	commencing with its taxable year ending December 31, 2016, Forest City REIT’s organization and proposed method of operations will enable it to meet the current requirements for qualification and taxation as a real estate investment trust under the Code.

This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Forest City REIT’s qualification as a real estate investment trust will depend upon the continuing satisfaction by Forest City REIT of the requirements of the Code relating to qualification for real estate investment trust status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether Forest City REIT actually will satisfy the various real estate investment trust qualification tests.

Furthermore, we hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States Federal income tax law, the statements set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement are accurate in all material respects.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP